Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Re: Ford Motor Credit Company LLC Registration Statement Nos. 333-202789 and 333-207323 on Form S-3

We hereby consent to the incorporation by reference in the aforementioned Registration Statements of Ford Motor Credit Company LLC and its Subsidiaries of our report dated February 9, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 17, which the date is April 27, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
April 27, 2017